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                                NETGATEWAY, INC.

                     ELECTRONIC COMMERCE SERVICES AGREEMENT

         THIS ELECTRONIC COMMERCE SERVICES AGREEMENT (the "Agreement") is made effective as of the Acceptance Date set forth in the initial eCommerce Series Order Form (October 1, 1999) accepted by Netgateway, a Nevada corporation ("Netgateway"), and the subscribed identified below ("Subscriber").

PARTIES:

Subscriber Name:  iChargeit.com, Inc.
Address:          300 Pacific Coast Highway, Suite 308
                  Huntington Beach, California 92648

Phone:            714/594-0441
Fax:              714/374-0220

Netgateway, Inc.
300 Oceangate, Suite 300
Long Beach, California 90802

Phone:            562/308-00_0
Fax:              562/308-00_1

1.       ELECTRONIC COMMERCE SERVICES.

         1.1 ECOMMERCE SERVICES. Subject to the terms and conditions of this Agreement, during the term of this Agreement, Netgateway internet Commerce Center(TM) ("Netgateway ICC") provide to Subscriber the services described in the eCommerce Services Order Form(s) (the "eCommerce Services Order Form(s)") accepted by Netgateway, or substantially similar services if such substantially similar services would provide Subscriber with substantially similar benefits, all on a non-exclusive basis (the "eCommerce Services"). All such eCommerce Services Order Forms will be incorporated herein by this reference as of the Acceptance Date set forth in each such form. megate3way and Subscriber have mutually agreed or will mutually agree upon the detailed final specifications (the "Specifications") for the eCommerce Services and the development timeline therefor, all of which are or will be set forth on the attached initial eCommerce Services Order Form, marked Exhibit "A", and by this reference made a part hereof. This Agreement shall replace and supercede in all respects the Term Sheets between the parties, dated January 26, 1999 and March 5, 1999, respectively (collectively, the "Term Sheets").

         1.2 AVAILABILITY. ECommerce Services will be available to Subscriber for inquiry and order entry functions twenty-four (24) hours a day, seven (7) days a week. Netgateway reserves the right upon reasonable notice to Subscriber to limit or curtail holiday or weekend availability, when necessary for system upgrades, adjustments, maintenance, or other operational considerations.

         1.3 ENHANCEMENT. General enhancements to existing eCommerce Services provided hereunder, as well as new features that Netgateway incorporates into its standard commerce processing system, regardless of whether they are initialed by Netgateway or Subscriber at no additional cost. Any new features or services that may be developed by Netgateway during the term


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of this Agreement that Netgateway intends to offer to subscribers on a limited or optional basis may, at Netgateway's option and subject to Subscribers' acceptance, be made available to Subscriber at Netgateway's then-current prices for such new features or services. Enhancements to existing eCommerce Services requested by Subscriber that benefit only subscriber at the time such enhancements are put into service shall be billed to Subscriber at Netgateway's standard rates for programming. All enhancements in the eCommerce Services, and any new features or services introduced by Netgateway, shall remain the exclusive proprietary property of Netgateway.

         1.4 TRAINING. At no cost to Subscriber, Netgateway shall provide such onsite training and other assistance as Netgateway deems necessary to assure that Subscriber's personnel are able to make effective use of the eCommerce Services. On-site training shall take place at such times and places as are mutually agreeable to the parties hereto.

         1.5  SUBSCRIBER DATA.

              (a) SUBSCRIBER DATA. Subscriber will timely supply Netgateway, in a form acceptable to Netgateway, with all data necessary for Netgateway to perform the ongoing services to be provided hereunder. It is the sole responsibility of Subscriber to insure the completeness and accuracy of such data.

              (b) CONFIDENTIALITY. Netgateway acknowledges that all records, data, files and other input material relating to Subscriber are confidential and shall take reasonable steps to protect the confidentiality of such records, data, files and other materials. Netgateway will provide reasonable security safeguards to limit access to Subscriber's files and records to Subscriber and other authorized parties.

              (c) PROTECTION OF SUBSCRIBER FILES. Netgateway will take reasonable steps to protect against the loss or alteration of Subscriber's files, records and data retained by Netgateway, but Subscriber recognizes that events beyond the control of Netgateway may cause such loss or alteration. Netgateway will maintain backup file(s) containing all the data, files and records related to Subscriber. Subscriber's file(s), records and data shall, at no cost to Subscriber, be released to Subscriber on an occurrence that renders Netgateway unable to perform hereunder, or upon the termination of this Agreement as provided herein.

              (d) OWNERSHIP OF DATA. Netgateway acknowledges that all records, data, files and other input material relating to Subscriber and its customers are the exclusive property of the Subscriber.

2.       FEES AND BILLING.

         2.1 FEES. The eCommerce Services Order Forms shall set forth the financial obligations of the parties under this Agreement. Subscriber will pay all fees and amounts in accordance with the eCommerce Services Order Forms.

         2.2 BILLING COMMENCEMENT. Billing for eCommerce Services indicated in the eCommerce Services Order Forms (including the eCommerce Rate, Fee Per Hit, Banner Advertising and Click Through Revenue), other than any initial Development Fee, shall commence on the "Operational Date" indicated in the eCommerce Services Order Forms, unless otherwise provided in the eCommerce Services Order Form.


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         2.3  BILLING AND PAYMENT TERMS.  Netgateway shall invoice Subscriber monthly in advance of the provision of Internet commerce Services, and payment of such fees will be due within thirty (30) days of the date of each Netgateway invoice. All payments will be made in U.S. dollars, late payments hereunder will accrue interest at a rate of one and one-half percent (1-1/2%) per month, or the highest rate allowed by applicable law, whichever is lower. If in its reasonable judgment Netgateway determines that Subscriber is not creditworthy or is otherwise not financially secure, Netgateway may, upon prior written notice to Subscriber, modify the payment terms to require full payment before the provision of eCommerce Services or other assurances to secure Subscriber's payment obligations hereunder.

         2.4 TAXES, UTILITIES AND EXCLUSIONS. All charges shall be exclusive of any federal, state or local sales, use, excise, AD VALOREM or personal property taxes levied, or any fines, forfeitures or penalties assessed in connection therewith, as a result of this Agreement or the installation or use of eCommerce Services hereunder. Any such taxes, which may be applicable will be paid by Subscriber or by Netgateway for Subscriber's account, in which case Subscriber shall reimburse Netgateway for amounts so paid. Netgateway shall provide burstible at 1 megabit per second capacity bandwidth for Subscriber's website at no additional charge. Should Subscriber need additional bandwidth and invoice Subscriber for such excess bandwidth and/or use beyond a 1 megabit per second burstible line. Netgateway will provide traffic reports to Subscriber with respect to burstible capacity. Netgateway is not responsible for providing connectivity to Subscriber's offices.

3.       SUBSCRIBER'S OBLIGATIONS.

         3.1 COMPLIANCE WITH LAW AND RULES AND REGULATIONS. Subscriber agrees that Subscriber will comply at all times with all applicable laws and regulations and Netgateway's general rules and regulations relating to its provision of eCommerce Services, currently included herein as Section 10, which may be updated and provided by Netgateway to Subscriber from time to time ("Rules and Regulations"). Subscriber acknowledges that Netgateway exercises no control whatsoever over the content contained in or passing through the Subscriber's web site or mall ("ECommerce Centers"), and that it is the sole responsibility of Subscriber to ensure that the information it transmits and receives complies with all applicable laws and regulations.

         3.2 ACCESS AND SECURITY. Subscriber will be fully responsible for any charges, costs, expenses (other than those included in the eCommerce Services), and third party claims that may result from its use of, or access to, the Netgateway Internet Commerce Center(TM), including, but not limited to, any unauthorized use or any access devices provided by Netgateway hereunder.

         3.3 NO COMPETITIVE SERVICES. Subscriber may not at any time permit any eCommerce Services to be utilized for the provision of any services that compete with any Netgateway services, without Netgateway's prior written consent.

         3.4  INSURANCE.

              (a) MINIMUM LEVELS. Subscriber will keep in full force and effect during the term of this Agreement: (i) comprehensive general liability insurance in an amount not less than 4% million per occurrence for bodily injury and property damage; (ii) employer's liability insurance in an amount not less than $1 million per occurrence; and (iii) workers;' compensation insurance in an amount not less than that required by applicable law. Subscriber also agrees that it will be solely


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responsible for ensuring that its agents (including contractors and subcontractors) maintain, other insurance at levels no less than those required by applicable law and customary in Subscriber's industries.

              (b) CERTIFICATES OF INSURANCE. Prior to the Operational Date, Subscriber will furnish Netgateway with certificates of insurance which evidence the minimum levels of insurance set forth above, and will notify Netgateway in writing in the event that any such insurance policies are cancelled.

              (c) NAMING NETGATEWAY AS AN ADDITIONAL INSURED. Subscriber agrees that prior to the Operational Date, Subscriber will cause its insurance provider(s) to name Netgateway as an additional insured and notify Netgateway in writing of the effective date thereof.

4.       CONFIDENTIAL INFORMATION.

         4.1 CONFIDENTIAL INFORMATION. Each party acknowledges that it will have access to certain confidential information of the other party concerning the other party's business, plans, customers, technology, and products, including the terms and conditions of this Agreement ("Confidential Information"). Confidential Information will include, but not be limited to, each party's proprietary software and customer information. Each party agrees that it will not use in any way, for its own account or the account of any third party, except as expressly permitted by this Agreement, nor disclose to any third party (except as required by law or to that party's attorneys, accountants, and other advisers as reasonably necessary) any of the other party's Confidential Information and will take reasonable precautions to protect the confidentiality of such information.

         4.2 EXCEPTIONS. Information will not be deemed Confidential Information hereunder if such information: (it is known to the receiving party prior to receipt from the disclosing party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing party) to the receiving party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing party; (iii) becomes publicly known or otherwise ceases to be secret or confidential, except through a breach of this Agreement by the receiving party; or (iv) is independently developed by the receiving party.

5.       REPRESENTATIONS AND WARRANTIES.

         5.1  WARRANTIES BY SUBSCRIBER.

              (a) SUBSCRIBER'S BUSINESS. Subscriber represents and warrants that:

                   (i) Subscriber's services, products, materials, data, and information used by Subscriber in connection with this Agreement as well as Subscriber's and its permitted customers' and users' use of the eCommerce Services (collectively, "Subscriber's Business") does not, as of the Operational Date, and will not during the term of this Agreement, operate in any manner what would violate any applicable law or regulation.

                  (ii) Subscriber owns or has the right to use all material contained in the Subscriber's web site including all text, graphics, sound, video, programming, scripts, and applets; and


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                 (iii)  The use, reproduction, distribution and transmission of the web site, or any information or material contained in it, does not (A) infringe or misappropriate any copyright, patent, trademark, trade secret or any other proprietary rights of a third party; or (B) constitute false advertising, unfair competition, defamation, an invasion of privacy or violate a right or publicity.

              (b) RULES AND REGULATIONS. Subscriber has read the Rules and Regulations (Section 10 below) an represents and warrants that Subscriber and Subscriber's Business are currently in full compliance with the Rules and Regulations, and will remain so at all times during the term of this Agreement.

              (c) BREACH OF WARRANTIES. In the event of any breach, or reasonably anticipated breach, of any of the foregoing warranties, in addition to any other remedies available at law or in equity, Netgateway will have the right immediately in Netgateway's reasonable discretion, to suspend any related eCommerce Services if deemed reasonably necessary by Netgateway to prevent any harm to Netgateway or its business.

         5.2  WARRANTIES AND DISCLAIMERS BY NETGATEWAY.

              (a) NO OTHER WARRANTY. THE eCOMMERCE SERVICES ARE PROVIDED ON AN "AS IS" BASIS, AND SUBSCRIBER'S USE OF THE eCOMMERCE SERVICES IS AT ITS OWN RISK. NETGATEWAY DOES NOT MAKE, AND HEREBY DISCLAIMS, ANY AND ALL OTHER EXPRESS AND/OR IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, WITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT AND TITLE, AND ANY WARRANTIES ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICE, NETGATEWAY DOES NOT WARRANT THAT THE eCOMMERCE SERVICES WILL BE UNINTERRUPTED, ERROR0-FREE, OR COMPLETELY SECURE.

              (b) DISCLAIMER OF ACTIONS CAUSED BY AND/OR UNDER THE CONTROL OF THIRD PARTIES. NETGATEWAY DOES NOT AND CANNOT CONTROL THE PLOW OF DATA TO OR FROM NETGATEWAY'S INTERNET COMMERCE CENTER AND OTHER PORTIONS OF THE INTERNET. SUCH FLOW DEPENDS IN LARGE PART ON THE PERFORMANCE OR INTERNET SERVICES PROVIDED OR CONTROLLED BY THIRD PARTIES. AT TIMES, ACTIONS OR INACTIONS CAUSED BY THESE THIRD PARTIES CAN PRODUCE SITUATIONS IN WHICH NETGATEWAY'S SUBSCRIBERS' CONNECTIONS TO THE INTERNET (R PORTIONS THEREOF) MAY BE IMPAIRED OR DISRUPTED. ALTHOUGH NETGATEWAY WILL USE COMMERCIALLY REASONABLE REPORTS TO TAKE ACTIONS IT DEEMS APPROPRIATE TO REMEDY AND AVOID SUCH EVENTS, NETGATEWAY CANNOT GUARANTEE THAT THEY WILL NOT OCCUR. ACCORDINGLY, NETGATEWAY DISCLAIMS ANY AND ALL LIABILITY RESULTING FROM OR RELATED TO SUCH EVENTS.

6.       LIMITATIONS OF LIABILITY.

         6.1 EXCLUSIONS. IN NO EVENT WILL NETGATEWAY BE LIABLE TO ANY THIRD PARTY FOR ANY CLAIMS ARISING OUT OF OR RELATED TO THIS AGREEMENT, SUBSCRIBER'S BUSINESS OR OTHERWISE, AND ANY LOST REVENUE, LOST PROFITS, REPLACEMENT GOODS, LOSS OF TECHNOLOGY, RIGHTS OR SERVICES, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, LOSS OF DATA, OR


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INTERRUPTION OR LOSS OF USE OF SERVICE OR SUBSCRIBER'S BUSINESS, EVEN IF
ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER UNDER THEORY OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE.

         6.2 LIMITATIONS. NETGATEWAY, ITS AFFILIATES, EMPLOYEES, OFFICERS AND AGENTS SHALL NOTE BE LIABLE TO SUBSCRIBER OR TO ANY THIRD PARTY FOR ANY LOSS OR DAMAGE, WHETHER DIRECT OR INDIRECT, RESULTING FROM DELAYS OR INTERRUPTIONS OF SERVICE DUE TO MECHANICAL, ELECTRICAL OR WIRE DEFECTS OR DIFFICULTIES, STORMS, STRIKES, WALK-OUTS, EQUIPMENT OR SYSTEMS FAILURES, OR OTHER CAUSES OVER WHICH NETGATEWAY, ITS AFFILIATES, EMPLOYEES, OFFICERS, OR AGENTS AGAINST WHOM LIABILITY IS SOUGHT, HAVE NO REASONABLE CONTROL, OR FOR LOSS OR DAMAGE, DIRECT OR INDIRECT, RESULTING FROM INACCURACIES, ERRONEOUS STATEMENTS, ERRORS OF FACTS, MISSIONS, OR ERRORS IN THE TRANSMISSION OR DELIVERY OF eCOMMERCE SERVICES, OR ANY DATA PROVIDED AS A PART OF THE eCOMMERCE SERVICES PURSUANT TO THIS AGREEMENT, EXCEPT TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF NETGATEWAY. IN ADDITION, IN NO EVENT SHALL NETGATEWAY BE LIABLE TO SUBSCRIBER OR TO ANY THIRD PARTY FOR SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL LOSSES OR DAMAGES WHICH SUBSCRIBER OR SUCH THIRD PARTY MAY INCUR OR EXPERIENCE ON ACCOUNT OF ENTERING INTO OR RELYING ON THIS AGREEMENT OR UTILIZING THE NETGATEWAY eCOMMERCE SERVICES, REGARDLESS OF WHETHER NETGATEWAY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR WHETHER SUCH DAMAGES ARE CAUSED, IN WHOLE OR IN PART, BY THE NEGLIGENCE OF NETGATEWAY.

         6.3 MAXIMUM LIABILITY. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NETGATEWAY'S MAXIMUM AGGREGATE LIABILITY TO SUBSCRIBER RELATED TO OR IN CONNECTION WITH THIS AGREEMENT WILL BE LIMITED TO THE TOTAL AMOUNT PAID BY SUBSCRIBER TO NETGATEWAY HEREUNDER FOR THE PERIOD CONSISTING OF THE PRIOR THREE (3) FULL CALENDAR MONTHS.

         6.4 TIME FOR MAKING CLAIMS. ANY SUIT OR ACTION BY SUBSCRIBER AGAINST NETGATEWAY, ITS AFFILIATES, OFFICERS, DIRECTORS, AGENTS EMPLOYEES, SUCCESSORS OR ASSIGNS, BASED UPON ANY ACT OR OMISSION ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR SERVICES PERFORMED HEREUNDER, OR ANY ALLEGED BREACH THEREOF, SHALL BE COMMENCED WITHIN TWO (2) YEARS OF THE FIRST OCCURRENCE GIVING RISE TO SUCH CLAIM OR BE FOREVER BARRED. THIS PROVISION DOES NOT MODIFY OR OTHERWISE AFFECT THE LIMITATION OF NETGATEWAY'S LIABILITY SET FORTH IN SECTION 6 OR ELSEWHERE IN THIS AGREEMENT.

         6.5 SUBSCRIBER'S INSURANCE. Subscriber agrees that it will not pursue any claims against Netgateway for any liability Netgateway may have under or relating to this Agreement until Subscriber first makes claims against Subscriber's insurance provider(s) and such insurance provider(s) finally resolves(s) such claims.


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         6.6  BASIS OF THE BARGAIN; FAILURE OF ESSENTIAL PURPOSE.  Subscriber
acknowledges that Netgateway has set its prices and entered into this Agreement in reliance upon the limitations of liability and the disclaimers of warranties and damages set forth herein, and that the same form an essential basis of the bargain between the parties. The parties agree that the limitations and exclusions of liability and disclaimers specified in this Agreement will survive and apply even if found to have failed of their essential purpose.

7.       INDEMNIFICATION.

         7.1 NETGATEWAY'S INDEMNIFICATION OF SUBSCRIBER. Netgateway will indemnify, defend and hold Subscriber harmless from and against any and all costs, liabilities, losses, and expenses (including, but not limited to, reasonable attorneys; fees) collectively, "Losses") resulting from any claim, suit, action, or proceeding (each, an "Action") brought against Subscriber alleging the infringement of any third party registered U.S. copyright or issued U.S. patent resulting from the provision of eCommerce Services pursuant to this Agreement (but excluding any infringement contributorily caused by Subscriber's Business).

         7.2 SUBSCRIBER'S INDEMNIFICATION OF NETGATEWAY. Subscriber will indemnify, defend and hold Netgateway, its affiliates and customers harmless from and against any and all Losses resulting from or arising out of Subscriber" breach of any provision of this Agreement or any Action brought against Netgateway, its directors, employees, affiliates or Subscribers alleging with respect to the Subscriber's Business: (a) infringement or misappropriation of any intellectual property rights; (b) defamation, libel, slander, obscenity, pornography, or violation of the rights of privacy or publicity; (c) spamming or any other offensive, harassing or illegal conduct or violation of the Rules and Regulations; or, (d) any violation of any other applicable law or regulation.

         7.3 NOTICE. Each party will provide the other party, prompt written notice of the existence of any such event of which it becomes aware, and an opportunity to participate in the defense thereof.

8.       DISPUTE RESOLUTION.

         8.1 PROCEDURES. It is the intent of the parties that all disputes arising under this Agreement be resolved expeditiously, amicably, and at the level within each party's organization that is most knowledgeable about the disputed issue. The parties understand and agree that the procedures outlined in this Paragraph 8 are not intended to supplant the routine handling of inquiries and complaints through informal contact with customer service representatives or other designated personnel of the parties. Accordingly, for purposes of this procedures set forth in this paragraph, a "dispute" is a disagreement that the parties have been unable to resolve by the normal and routine channels ordinarily used for such matters. Before any dispute arising under this Agreement, other than as provided in paragraph 8.5 below, may be submitted to arbitration, the parties shall first follow the informal and escalating procedures set forth below.

              (a) The complaining party's representative will notify the other party's representative in writing of the dispute, and the non-complaining party will exercise good faith efforts to resolve the matter as expeditiously as possible.


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              (b)  In the event that such matter remains unresolved thirty
(30) days after the delivery of the complainant party's written notice, a senior representative of each party shall meet or confer within ten (10) business days of a request for such a meeting or conference by either party to resolve such matter.

              (c)  In the event that the meeting or conference specified in
(b) above does not resolve such matter, the senior officer of each party shall meet of confer within ten (10) business days of the request for such a meeting or conference by either party to discuss and agree upon a mutually satisfactory resolution of such matter.

              (d) If the parties are unable to reach a resolution of the dispute after following the above procedures, or if either party fails to participate when requested, the parties may proceed in accordance with paragraph 8.2 below.

         8.2 BINDING ARBITRATION. Except as provided in paragraph 8,5 below, any dispute arising under this Agreement shall, after utilizing the procedures in paragraph 8.1, be resolved by final and binding arbitration in Los Angeles, California, before a single arbitrator selected by, and in accordance with the rules of commercial arbitration of, the American Arbitration Association or as otherwise provided in Paragraph 11.6. Each party shall bear its own costs in the arbitration, including attorneys; fees, and each party shall bear one-half of the cost of the arbitrator.

         8.3 ARBITRATOR'S AUTHORITY. The arbitrator shall have the authority to award such damages as are not prohibited by this Agreement and may, in addition and in a proper case, declare rights and order specific performance, but only in accordance with the terms of this Agreement.

         8.4 ENFORCEMENT OF ARBITRATOR'S AWARD. Any Party may apply to a court of general jurisdiction to enforce an arbitrator's award, and if enforcement is ordered, the party against which the other is issued shall pay the costs and expenses of the other party in obtaining such order, including responsible attorneys; fees.

         8.5  ACCESS TO COURTS.  Notwithstanding the provisions of paragraphs
8.1 and 8.2 above, any action by Netgateway to enforce its rights under Paragraphs 0.3 of this Agreement or to enjoin any infringement of the same by Subscriber may, at Netgateway election, be commenced in the state of federal courts of Los Angeles, California, and Subscriber consents to personal jurisdiction and venue in such courts for such actions.

9.       TERM AND TERMINATION.

         9.1 TERM. This Agreement will be effective on the date first above written and will terminate three (3) years ("Initial Terms") from the date Subscriber begins processing live data through Netgateway ICC(TM), unless earlier terminated according to the provisions of this Section 9. This Agreement will automatically renew for an additional term of three (3) years unless a party hereto elects not to so renew and notifies the other party I writing of such election by a date, which is six (6) months prior to the lapse of the Initial Term.

         9.2 TERMINATION. Either party will have the right to terminate this Agreement if: (i) the other party breaches any material term or condition of this Agreement and fails to cure such breach within thirty (30) days after receipt of written notice of the same, except in the case of failure to pay fees, which must be cured within five (5) days after receipt of written notice from Netgateway; (ii)


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the other party becomes the subject of a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors; or (iii) the other party becomes the subject of an involuntary petition in bankruptcy or any involuntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if such petition or proceeding is not dismissed within sixty (60) days of filing.

         9.3 NO LIABILITY FOR TERMINATION. Neither party will be liable to the other for any termination or expiration of this Agreement in accordance with its terms.

         9.4 EFFECT OF TERMINATION. Upon this effective date of expiration or termination of this Agreement: (a) Netgateway will immediately cease providing the eCommerce Services; (b) any and all payment obligations of Subscriber under this Agreement will become due immediately; and (c) within thirty (30) days after such expiration or termination, each party will return all Confidential Information of the other party in its possession at the time of expiration or termination and will not make or retain any copies of such Confidential Information except as required to comply with any applicable legal or accounting record keeping requirement.

         9.5 SURVIVAL. The following provisions will survive any expiration or termination of the Agreement: Sections 2, 3, 4, 5, 6, 7, 8, 9 and 10.

10.      USE OF ECOMMERCE SERVICES - RULES AND REGULATIONS.

         10.1 PROPRIETARY SYSTEMS. Subscriber acknowledges that the software systems utilized by Netgateway in the provision of eCommerce Services hereunder, including all enhancements thereto and all screens and formats used in connection therewith where the exclusive proprietary property of Netgateway and Subscriber shall not publish, disclose, display, provide access to or otherwise make available any Netgateway eCommerce software or products thereof, or any screens, formats, reports or printouts used, provided, produced or supplied from or in connection therewith, to any person or entity other than an employee of Subscriber without the prior written consent of, and on terms acceptable to Netgateway, which consent shall not be unreasonably withheld; provided, however, that Subscriber may disclose to a governmental or regulatory agency or to customers of Subscriber any information expressly prepared and acknowledged in writing by Netgateway as having been prepared for disclosure to such governmental or regulatory agency or to such customers. Neither party shall disclose Subscriber's use of eCommerce Services in any advertising or promotional materials without the prior written consent to such use, and approval of such materials, by the other.

         10.2 USE OF SERVICES PERSONAL TO SUBSCRIBER. Subscriber agrees that it will use the services provided hereunder only in connection with its eCommerce business, and it will not, without the express written permission of Netgateway, sell, lease, or otherwise provide or make available eCommerce Services to any third party.

         10.3 SURVIVAL OF OBLIGATIONS. The obligations of this paragraph 10 shall survive termination for this Agreement. Subscriber understands that the unauthorized publication or disclosure of any of Netgateway software or copies thereof, or the unauthorized use of eCommerce Service would cause irreparable harm to Netgateway for which there is no adequate remedy at law. Subscriber therefore agrees that in the event of such unauthorized disclosure or use, Netgateway may, at its discretion or use, Netgateway may, at its discretion and at Subscriber's expense, terminate this Agreement, obtain immediate injunctive relief in a court of competent jurisdiction, or take such

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other steps as it deems necessary to protect its rights. If Netgateway, in its reasonable, good faith judgment, determines that there is a material risk of such unauthorized disclosure or use, it may demand immediate assurances, satisfactory to Netgateway, that there will be no such unauthorized disclosure or use. In the absence of such assurance, Netgateway may immediately terminate this Agreement and take such other steps as it deems necessary. The rights of Netgateway hereunder are in addition to any other remedies provided by law.

11.      MISCELLANEOUS PROVISIONS.

         11.1 FORCE MAJEURE. Except for the obligation to pay money, neither party will be liable for any failure or delay in its performance under this Agreement due to any cause beyond its reasonable control, including act of war, acts of God, earthquake, flood, embargo, riot, sabotage, labor shortage or dispute, governmental set or failure of the Internet, provided that the delayed party: (a) gives the other party prompt notice of such cause, and (b) uses its reasonable commercial efforts to correct promptly such failure or delay in performance.

         11.2 NO LEASE. This Agreement is a service agreement and is not intended to and will not constitute a lease of any real or personal property. Subscribed acknowledges and agrees that (i) it has been granted only a license to use Netgateway's ICC and any equipment provided by Netgateway in accordance with this Agreement, (ii) Subscriber has not been granted any real property interest in the Netgateway's ICC, and (iii) Subscriber has no rights as a tenant or otherwise under any real property of landlord/tenant laws, regulations, or ordinances.

         11.3 MARKETING. Subscriber agrees that Netgateway may refer to Subscriber by trade name and trademark, and may briefly describe Subscriber's Business, in Netgateway's marketing materials and web site. Subscriber hereby grants Netgateway a license to use any Subscriber trade names and trademarks solely in connection with the rights granted to Netgateway pursuant to this
Section 11.3.

         11.4 GOVERNMENT REGULATIONS. Subscriber will not export, re-export, transfer, or make available, whether directly or indirectly, any regulated item or information to anyone outside the U.S. in connection with this Agreement without first complying with all export control laws and regulations which may be imposed by the U.S. Government and any country or organization or nations within whose jurisdiction Subscriber operates or does business.

         11.5 NON-SOLICITATION. During the period beginning on the Operational Data and ending on the first anniversary of the termination or expiration of this Agreement in accordance with its terms, Subscriber agrees that it will not, and will ensure that its affiliates do not, directly or indirectly, solicit or attempt to solicit for employment any persons employed by Netgateway during such period.

         11.6 GOVERNING LAW; DISPUTE RESOLUTION, SEVERABILITY; WAIVER. This Agreement is made under and will be governed by and construed in accordance with the laws of the State of California (without regard to that body of law controlling conflicts of law) and specifically excluding from application to this Agreement that law known as the United Nations Convention of the International Sale of Goods. Any dispute relating to the terms, interpretation or performance of this Agreement (other than claims for preliminary injunctive relief or other pre-judgment remedies) will be resolved at the request of either party through binding arbitration. Arbitration will be conducted in Los Angeles county, California, under the rules and procedures of the Judicial Arbitration and

Mediation Society ("JAMS"). The parties will request that JAMS appoint a single arbitrator possessing knowledge of online services agreements; however the arbitration will proceed even if such a person is unavailable. In the event any provision of this Agreement is held by a tribunal or competent jurisdiction to be contrary to the law, the remaining provisions of this Agreement will remain in full force and effect. The waiver of any breach or default of this Agreement will not constitute a waiver of any subsequent breach or default, and will not act to amend or negate the rights of the waiving party.

         11.7 ASSIGNMENT; NOTICES. Subscriber may not assign its rights or delegate its duties under this Agreement either in whole or in part without the prior written consent of Netgateway, except that Subscriber may assign this Agreement in whole as part of a corporate reorganization, consolidation, merger, or sale or substantially all of its assets. Any attempted assignment of delegation without such consent will be void. Netgateway may assign this Agreement in whole or part. This Agreement will bin and inure to the benefit of each party's successors and permitted assigns. Any notice or communication required or permitted to be given hereunder may be delivered by hand, deposited with an overnight courier, sent by confirmed facsimile, or mailed by registered or certified mail, return receipt requested, postage prepaid, in each case to the address of the receiving party indicated on the signature page hereof, or at such other address as may hereafter be furnished in writing by either party hereto to the other. Such notice will; be deemed to have been given as of the date it is delivered, mailed or sent, whichever is earlier.

         11.8 RELATIONSHIP OF PARTIES. Netgateway and Subscriber are independent contractors and this Agreement will not establish any relationship of partnership, joint venture, employment, franchise or agency between Netgateway and Subscriber. Neither Netgateway nor Subscriber will have the power to bind the other or incur obligations on the other's behalf without the other's prior written consent, except as otherwise expressly provided herein.

         11.9 ENTIRE AGREEMENT; COUNTERPARTS. This Agreement, including all documents incorporated herein by reference, constitutes the complete and exclusive agreement between the parties with respect to the subject matter hereof, and supersedes and replaces any and all prior or contemporaneous discussions, negotiations, understandings and agreements, written and oral, regarding such subject matter. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

         Subscriber's and Netgateway's authorized representatives have read the foregoing and all documents incorporated therein and agree and accept such terms effective as of the date first above written.

SUBSCRIBER:

Signature:  /s/ Jesse Cohen             Signature:
           ---------------------------             --------------------------

Print Name:  Jesse Cohen                Print Name:
           ---------------------------             --------------------------

Title:  CEO
      --------------------------------


NETGATEWAY:

Signature:  /s/ Donald M. Corliss       Signature:
           ---------------------------             --------------------------

Print Name:  Donald M. Corliss Jr.      Print Name:
           ---------------------------             --------------------------

Title:  President
      --------------------------------

                                   EXHIBIT "A"

                         ECOMMERCE SERVICES ORDER FORMS

                                   NETGATEWAY

                          ECOMMERCE SERVICES ORDER FORM


CUSTOMER NAME:    ICHARGEIT.COM, INC.
FORM DATE:        OCTOBER 1, 1999
FORM NO.:         001

GENERAL INFORMATION:

1.   By submitting this eCommerce Services Order Form ("Form") to
     Netgateway, Subscriber hereby places an order for the eCommerce Services described herein pursuant to the terms and conditions of the Electronic Commerce Services Agreement between Subscriber and Netgateway (the "ECS Agreement").

2. Billing will commence on the Operational Date set forth below or the date that Subscriber first begins to process transactions through the Netgateway Internet commerce Center, whichever occurs first, or as otherwise provided herein.

3. Netgateway will provide the eCommerce Services pursuant to the terms and conditions of the ECS Agreement, which incorporates this Form. The terms of this Form supersede, and by accepting this Form Netgateway hereby rejects, any conflicting or additional terms provided by Subscriber in connection with Netgateway's provision of the eCommerce Services. If there is a conflict between this Form and any other Form provided by Subscriber and accepted by Netgateway, the Form with the latest date will control.

4. Netgateway will not be bound by or required to provide eCommerce Services pursuant to this form or the ECS Agreement until each is signed by an authorized representative of Netgateway.

SUBSCRIBER HAS READ, UNDERSTANDS AND HEREBY SUBMITS THIS ORDER.

Submitted By: /s/ Jesse Cohen            Operational Date: 10/31/99
              -----------------------                     ----------------
              (AUTHORIZED SIGNATURE)

Print Name: Jesse Cohen
           --------------------------

Title:  CEO
      -------------------------------

NETGATEWAY ACCEPTANCE


              (illegible)                Date:  10/8/99
--------------------------------------        ----------------------------
       (AUTHORIZED SIGNATURE)

                                   NETGATEWAY

                          ECOMMERCE SERVICES ORDER FORM


CUSTOMER NAME:    ICHARGEIT.COM, INC.
FORM DATE:        OCTOBER 1, 1999
FORM NO.:         001

TERMS:

1. TERM SHEETS. Except as provided herein, the Term Sheets shall be superceded by the ECS Agreement and this eCommerce Services Order Form in all respects. In connection with their respective obligations under the Term Sheets, the parties hereby agree as follows:

     (a) Netgateway agrees to complete all of the development work and enhancements set forth on Schedule A annexed hereto on or prior to October 31, 1999. Upon completion of the development work and enhancements set forth on Schedule A, iChargeit.com acknowledges and agrees that Netgateway shall not be obligated to provide any other development work or enhancements under the Term Sheets or the ECS Agreement, except as may be hereafter mutually agreed by the parties.

     (b) Chargeit.com agrees to waive development of completion of the following projects which had initially been set forth as requirements in the Term Sheets: (i) iChargeit.com branded 800 technical call support for iChargeit.com's customers; (ii) an affiliate engine; (iii) a shopping cart interface with Winner Internet Network and Cyberlink Monetary Trust of Austria; and
          (iv) foreign language translation capability in connection with the eCommerce Services.

     (c) Netgateway shall waive any and all unpaid development fees due under the Term Sheets.

     (d) Netgateway shall return to iChargeit.com for cancellation 70,000 shares of iChargeit.com restricted stock previously issued to Netgateway in connection with the Term Sheets.

     (e) Upon submission of his eCommerce Services Order Form, except as otherwise provided herein, the parties agree that their respective obligations under the Term Sheets including any and all service or payment obligations, shall have been satisfied in all respects.

2. HOSTING FEE; ICC COMMERCE RATE. Netgateway shall charge iChargeit a monthly hosting fee of $750.00 with respect to the iChargeit.com and iSwapit.com websites for the first year of this Agreement, a monthly hosting fee of $825.00 during the second year of the Agreement and a monthly hosting fee of $907.50 during the third year of the Agreement. Netgateway shall be entitled to transaction fees based upon the following schedule:


MONTHLY GROSS SALES REVENUE                    TRANSACTION FEE RATE
---------------------------                    --------------------
 $0 to $100,000                                        0.50%
 100,000 to 200,000                                    1.00%
 200,000 and over                                      2.00%


     For purposes hereof, sales revenue shall mean all revenues generated from transactions processed through the Netgateway Internet Commerce Center which are related to Subscriber.

     Except as provided herein, iChargeit.com shall not be liable to Netgateway for any additional charges under this Agreement.

3. DEVELOPMENT TIMELINE. Development of the services set forth on Schedule A annexed hereto shall be completed on or before October 31, 1999.

4. MISCELLANEOUS. Subscriber's employee, Marcelo Povolo, shall be authorized to work with Netgateway on certain enhancements to the eCommerce Services provided under this Agreement, all on terms and conditions acceptable to Netgateway. Prior to performing any work hereunder, Povolo shall be required to execute a confidentiality agreement in form and substance satisfactory to Netgateway.

                                   SCHEDULE A

                                STATEMENT OF WORK



                                      17